EXHIBIT 11.1

                       Universal Insurance Holdings, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the years ended December 31, 2007 and 2006.

                                                    For year ended                           For year ended
                                                   December 31, 2007                        December 31, 2006
                                                   -----------------                        -----------------

                                          Income                                    Income
                                       Available to                              Available to
                                          Common                                    Common
                                       Stockholders                Per Share     Stockholders                Per  Share
                                          Amount        Shares       Amount         Amount        Shares       Amount
                                          ------        ------       ------         ------        ------       ------
Net income                            $ 54,002,288                              $ 17,186,860
  Less: Preferred stock dividends          (49,950)                                  (49,950)
                                      ------------                              ------------

Income available
  to common stockholders                53,952,338    35,550,503     $ 1.52       17,136,910    34,409,415    $  0.50
                                                                     ------                                   -------

Effect of dilutive securities:
  Stock options and warrants                   -       5,241,192      (0.21)             -       4,100,903      (0.06)
  Preferred stock                           49,950       568,325        -             49,950       568,325        -
                                      ------------    -----------    ------     ------------    ----------    -------

Income available to common
  stockholders and assumed
  conversion                          $ 54,002,288    41,360,020     $ 1.31       17,186,860    39,078,643    $  0.44
                                      ------------   -----------     ------     ------------    ----------    -------